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Exhibit 4.7

        THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE SUBORDINATED INDENTURE AND ANY SUPPLEMENTAL INDENTURES THERETO HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM IN ACCORDANCE WITH THE TERMS HEREOF AND OF THE SUBORDINATED INDENTURE AND ANY SUPPLEMENTAL INDENTURES THERETO, TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE OR TO THE DEPOSITORY TRUST COMPANY OR A SUCCESSOR THEREOF AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE SUBORDINATED INDENTURE AND ANY SUPPLEMENTAL INDENTURES THERETO.

        UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER ENTITY AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

        THE RIGHTS OF THE HOLDER OF THIS GLOBAL SECURITY ARE, TO THE EXTENT AND IN THE MANNER SET FORTH IN SECTION 13.01 OF THE SUBORDINATED INDENTURE HEREINAFTER REFERRED TO, SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS OF THE ISSUER AND THIS GLOBAL SECURITY IS ISSUED SUBJECT TO THE PROVISIONS OF THAT SECTION 13.01, AND THE HOLDER OF THIS GLOBAL SECURITY BY ACCEPTING THE SAME, AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS. THE PROVISIONS OF SECTION 13.01 OF THE SUBORDINATED INDENTURE AND THE TERMS OF THIS PARAGRAPH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES.

PRUDENTIAL PLC

6.75% Perpetual Subordinated Capital Securities Exchangeable at the Issuer's Option into Non-Cumulative Dollar Denominated Preference Shares

CUSIP No. G793H114	No. 1

        PRUDENTIAL PLC, a public limited company duly organized and existing under the laws of England and Wales (herein called the "Issuer", which term includes any successor Person under the Subordinated Indenture and First Supplemental Indenture (each hereinafter defined)), for value received, hereby promises, in accordance with the terms hereof and subject to the Solvency Condition (hereinafter defined) and certain other restrictions set forth herein and in the Indentures (hereinafter defined), to pay to CEDE & CO., or its registered assigns, interest on the principal amount hereof quarterly in arrears on March 23, June 23, September 23 and December 23 of each year (each such date, a "Interest Payment Date"), at a fixed rate per annum on the outstanding principal amount equal to 6.75%, commencing September 23, 2004; provided, however, that the Issuer may under certain circumstances and in accordance with the Indentures defer payments of interest on this security and any such failure to pay will not constitute a default by the Issuer for any purpose.

        This security (the "Global Security") represents 10,000,000 Perpetual Subordinated Capital Securities Exchangeable at the Issuer's Option into Non-Cumulative Dollar Denominated Preference Shares, of the Issuer. Each Capital Security has an aggregate principal amount of $25 and the principal amount of this Global Security is $250,000,000. The Capital Securities are perpetual securities and have no maturity date.

        If an Interest Payment Date or the date for payment of the principal amount of this Global Security is not a Business Day, then (subject to the provisions of the Indentures) such payment shall be made on the immediately following Business Day with the same force and effect as if made on such date for payment. Payments will be calculated on the basis of twelve months of 30 days each or, in the case of an incomplete month, on the basis of the actual number of days elapsed in such period, in each case assuming a 360-day year. A "Business Day" is each day, other than a Saturday or Sunday, which is not a day on which commercial banking institutions in The City of New York, or in London, England or in the applicable Place of Payment are authorized or required by law, regulation or executive order to close.

        Interest and other payments on the Capital Securities will be payable to the Holders of record as they appear on the books and records of the Security Registrar on the relevant Regular Record Dates. The Regular Record Dates for the Capital Securities will be, if the Capital Securities are held in book-entry form, one Business Day prior to the relevant interest payment date. In the event that the Capital Securities are not in book-entry form, the Regular Record Date will be the fifteenth day, whether or not a Business Day, preceding the relevant Interest Payment Date.

        Reference is hereby made to the further provisions of this Global Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

        Unless the certificate of authentication hereon has been executed by the Subordinated Trustee referred to on the reverse hereof or an authenticating agent appointed by the Issuer, by manual signature, this Global Security shall not be entitled to any benefit under the Indentures or be valid or obligatory for any purpose.

[Signature pages follow]

SIGNATURES

        IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed and delivered.

Dated: August 6, 2004
PRUDENTIAL PLC
	By:	/s/ ANDREW CROSSLEY Name: Andrew Crossley Title: Director, Group Finance and Risk

        This is one of the Securities designated therein referred to in the within-mentioned Supplemental Indenture.

Dated: August 6, 2004
CITIBANK NA, as Subordinated Trustee
	By:	/s/ NANCY FORTE Authorized Signatory

1.
Securities.

        This Global Security is one of a duly authorized issue of securities of the Issuer (herein called the "Capital Securities"), issued and to be issued in one or more series under the First Supplemental Indenture, dated as of August 6, 2004 (the "First Supplemental Indenture"), to the Subordinated Indenture (the "Subordinated Indenture" and together with the First Supplemental Indenture, the "Indentures") dated as of August 6, 2004 between the Issuer and Citibank, N.A., as Subordinated Trustee (herein called the "Subordinated Trustee", which term includes any successor subordinated trustee under the Indentures), and reference is hereby made to the Indentures for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Subordinated Trustee, and the Holders of the Capital Securities and of the terms upon which the Capital Securities are, and are to be, authenticated and delivered. This Global Security is one of the series designated on the face hereof as "6.75% Perpetual Subordinated Capital Securities Exchangeable at the Issuer's Option into Non-Cumulative Dollar Denominated Preference Shares". Unless otherwise defined herein, terms used in this Global Security which are defined in the Indentures shall have the meanings assigned to them in the Indentures; provided that if a term is defined in both Indentures, the definition of such term in the First Supplemental Indenture shall prevail.

2.
Interest and Deferred Interest.

        Payments of interest on the Capital Securities will be mandatory on each Compulsory Interest Payment Date. The Issuer may elect to defer payments of interest on any interest payment date that is an Optional Interest Payment Date. "Compulsory Interest Payment Date" means each Interest Payment Date that is not an Optional Interest Payment Date on which the Issuer satisfies the Solvency Condition and the Issuer is not prohibited from making interest payments pursuant to the terms of any Parity Security. "Optional Interest Payment Date" means any Interest Payment Date where the Issuer determines, at the Issuer's sole discretion, on or after the 20th Business Day, but not later than the fifth Business Day prior to such Interest Payment Date, that the Capital Adequacy Condition will not be met on such date or the Issuer or any of its EEA Insurance Subsidiaries is not in compliance with, or that the payment of interest on such Interest Payment Date would cause the Issuer or any of its EEA Insurance Subsidiaries to breach, any Capital Regulations.

        A Holder is required to notify the Issuer if at any time such Holder owns 10% or more of the Issuer's voting stock (a "10% Holder"), and the Issuer has the right to suspend interest payments to any such 10% Holder. Any payments to a 10% Holder so suspended will be deemed satisfied with respect to the Capital Securities of such 10% Holder and may not be subsequently claimed. Notwithstanding any suspension of payments to a 10% Holder, interest payments made to other Holders generally will be deemed to have been paid in respect of any such suspended payment to a 10% Holder.

        Any interest payments that the Issuer elects not to make, in respect of the Capital Securities on an Optional Interest Payment Date, together with any interest payments the Issuer does not make because the Solvency Condition is not met on a relevant Interest

Payment Date or the Issuer does not make it because it is prohibited from making such interest payments pursuant to the terms of any Parity Security on an Interest Payment Date, will, so long as they remain unpaid, constitute "Deferred Interest". No interest will accrue on Deferred Interest, except in the limited circumstances described in the First Supplemental Indenture. The Issuer will only be required to pay Deferred Interest upon the redemption or exchange of the Capital Securities (as described in Article Three (Redemption) and Article Two (Exchange of Securities) of the First Supplemental Indenture, respectively) or upon a winding up of the Issuer and not in any other circumstances. The Issuer shall satisfy its obligation to pay Deferred Interest only in accordance with the Alternative Coupon Satisfaction Mechanism (as described in Article Four (Alternative Coupon Satisfaction Mechanism) of the First Supplemental Indenture) except in the case of a winding up of the Issuer, in which case any Deferred Interest will be payable by the liquidator in the same manner and with the same ranking as the principal on the related Capital Securities.

        The Issuer may elect to pay any interest that it does not defer (such non-deferred interest, the "Current Interest") in accordance with the procedures described in Article Four (Alternative Coupon Satisfaction Mechanism) of the First Supplemental Indenture.

        "Solvency Condition" means that, at and immediately after the relevant time, the Issuer is solvent by virtue of, (a) it being able to pay its debts to its Senior Creditors as they fall due and (b) its total Assets exceeding its total Liabilities other that Liabilities to persons that are not Senior Creditors by at least 4% or such other percentage specified by the Financial Services Authority from time to time as the Regulatory Capital Requirement. "Regulatory Capital Requirement" means any minimum or notional margin of solvency or minimum regulatory capital or capital ratios required for insurance companies or insurance holding companies or financial groups by the Financial Services Authority or any successor regulatory body.

3.
No Sinking Fund.

        The Capital Securities will not be subject to any sinking fund or mandatory redemption.

4.
Defaults.

        If either a court of competent jurisdiction makes an order, which is not successfully appealed within 30 days, or an effective shareholders' resolution is validly adopted, for the winding up of the Issuer in England and Wales (except in the case of a winding up solely for the purpose of a reconstruction or amalgamation or substitution in place of the Issuer of a successor in business in each case where the Capital Securities remain outstanding and are assumed by such successor in business on terms previously approved in writing by the Holders of not less than 75% in aggregate principal amount of the outstanding Capital Securities), that order or resolution will constitute an "Event of Default" with respect to the Capital Securities. If an Event of Default occurs and is continuing, the Subordinated Trustee or the Holder or Holders of at least 25% in aggregate principal amount of the Outstanding Capital Securities may declare the entire principal amount of the Capital Securities to be due and payable immediately. However, after this declaration but before the Subordinated Trustee obtains a judgment or decree for payment of money due, the Holder or Holders of a majority in aggregate principal amount of the Outstanding Capital Securities may rescind the declaration of acceleration and its consequences, but only if all Events of Default have been remedied and all payments due, other than those due as a result of acceleration, have been made.

        It shall be a "Capital Security Default" with respect to the Capital Securities if: (a) the Issuer fails to pay or set aside for payment the amount due to satisfy any interest payment on a Compulsory Interest Payment Date, and such failure continues for 14 days, or (b) the Issuer fails to pay or set aside a sum to provide for payment of the principal amount of the Capital Securities, any accrued but unpaid interest and any Deferred Interest on a Redemption Date, as may be postponed from time to time pursuant to the terms and conditions of the Capital Securities, and such failure continues for 14 days; provided, that, (i) if the Issuer does not pay, or set aside, an installment of interest on any Compulsory Interest Payment Date, or (ii) if the Issuer does not pay, or set aside, all or any part of the principal of (or premium, if any, on), any accrued but unpaid interest and any Deferred Interest on any such Capital Securities on any Redemption Date, then, the failure to make or set aside such payment shall not constitute a Capital Security Default and the obligation to make such payment shall be deferred until (x) in the case of a payment of interest, the date upon which the Issuer pays a dividend on any class of the Issuer's share capital or the Issuer makes any payment on any series of debt securities ranking junior to or pari passuwith such series of Capital Securities and (z) in the case of a payment of principal (or premium, if any), any accrued but unpaid interest or any Deferred Interest on a Redemption Date, the first Business Day after the date that falls six months after such payment was originally due. If any Capital Security Default occurs and is continuing in respect of the Capital Securities, the Subordinated Trustee may commence a proceeding in England and Wales (but not elsewhere) for the Issuer's winding up, or a judicial proceeding for the collection of the sums so due and unpaid; provided, that the Subordinated Trustee may not declare the principal amount of any Outstanding Capital Securities to be due and payable.

        If the Issuer fails to make payment as described in the previous paragraph and the Solvency Condition is not satisfied at the end of the 14-day period applicable to a Capital Security Default, such failure shall not constitute a Capital Security Default but instead shall constitute a "Payment Event". On any Payment Event, the Subordinated Trustee may institute proceedings in England and Wales (but not elsewhere) for the Issuer's winding up but may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid.

5.
Exchange.

        In accordance with the provisions of Article Fourteen (Conversion or Exchange of Securities) of the Subordinated Indenture and Article Two (Exchange of Securities) of the First Supplemental Indenture, the Capital Securities may be exchanged, at the Issuer's option and in the Issuer's sole discretion, into Preferences Shares (which shall have terms consistent in all material respects with the description of such securities in the First Supplemental Indenture) issued by the Issuer. Upon not less than 30 nor more than 60 days' notice, the Issuer may exchange the Capital Securities (i) in whole or in part on any interest payment date falling on or after March 23, 2010, or (ii) in whole (but not in part) on any Interest Payment Date upon the occurrence of a Regulatory Event or Tax Event, subject to, among other things, the Solvency Condition being met.

        If the Issuer exchanges the Capital Securities in part only, the Issuer must do so in an aggregate principal amount of at least $100 million (or multiples of $50 million above $100 million), and no partial exchange may leave less than $100 million aggregate principal amount of Capital Securities outstanding. The Capital Securities to be exchanged in any partial exchange will be selected in a manner deemed fair and appropriate by the Subordinated Trustee.

        If on the Event Date such Capital Securities are registered as a global security, the Depositary shall determine, in accordance with its procedures, the principal amount of such Capital Securities held by each beneficial owner of the global security to be exchanged.

        Upon an exchange, each Capital Security of $25 principal amount will be exchanged for one Preference Share issued by the Issuer with a liquidation preference of $25. Upon exchange, the Issuer shall pay any Deferred Interest outstanding on the Capital Securities being exchanged but only in accordance with the Article Four (Alternative Coupon Satisfaction Mechanism) of the First Supplemental Indenture.

        Except as otherwise indicated to the Issuer by the Financial Services Authority, the Issuer may not exchange the Capital Securities for Preference Shares upon the occurrence of a Regulatory Event or Tax Event or otherwise on or after March 23, 2010 unless the Issuer has given at least six months' notice to the Financial Services Authority and the Financial Services Authority has issued a statement of no objections prior to the applicable Event Date, and exchange may only be effected if on, and immediately following, the Event Date the Issuer is in compliance with any applicable regulatory capital requirements or capital ratios required to be maintained for insurance companies, parent companies in insurance groups or financial groups generally by the Financial Services Authority.

6.
Subordination.

        The Capital Securities constitute the Issuer's unsecured, subordinated obligations and will rank equally and ratably without any preference among themselves. The rights and claims of the Holders are subordinated to Senior Creditors including the claims of any subordinated debt security holders or the claims of holders of any other series of debt securities not expressed to rank equally with or junior to the Capital Securities. The Capital Securities shall rank pari passu as to return of assets on a winding up with any Preference Shares.

        On winding-up of the Issuer no amount will be payable on the Capital Securities until all claims of the Senior Creditors admitted in such winding up have been satisfied in full. Upon a winding up of the Issuer (except in the case of a solvent winding up solely for the purpose of a reconstruction or amalgamation or substitution in the Issuer's place of a successor in business in each case where the Capital Securities remain outstanding and are assumed by such successor in business, in which event all claims for principal, interest and Deferred Interest, if any, shall remain outstanding or on such other terms as may be approved in writing by the Holders of not less than 75% in aggregate principal amount of Outstanding Capital Securities), the amount payable with respect to the Capital Securities will be determined by calculating the amount, if any, that would have been payable in respect thereof as if on the day prior to the commencement of the winding up and thereafter, the Holders were the holders of preference shares in the Issuer's capital having a preferential right to a return of assets in the winding up over the holders of the Issuer's Ordinary Shares (but pari passu with the holders of the Issuer's most senior ranking class of issued preference shares if any, except to the extent such preference shares represent claims of Senior Creditors) assuming that such preference shares were entitled (to the exclusion of all other rights or privileges) to receive as a return of capital in such winding up an amount equal to the principal amount of the Capital Securities then outstanding and all interest accrued and unpaid, including Deferred Interest.

        For so long as any Capital Securities remain outstanding, the Issuer will not issue any preference shares or any other non-cumulative perpetual instruments (including cumulative perpetual instruments where coupon payments may be satisfied through a mechanism similar to the Alternative Coupon Satisfaction Mechanism) of a kind capable of counting as cover for the minimum or notional amount of solvency or minimum capital or capital ratios pursuant to the Capital Regulations, if such instruments would rank senior to the Capital Securities or give any guarantee or support undertaking in respect of any such qualifying instruments ranking senior to the Capital Securities, unless the Issuer alters the terms of the Capital Securities such that the Capital Securities rank equally with any such preference shares, such other qualifying instruments, or such guarantee or support undertaking.

7.
No Redemption at Option of Holder.

        The Capital Securities are not redeemable at the option of the Holders or Holders at any time.

8.
Optional Redemption.

        The Issuer may redeem the Capital Securities in whole or in part, at its option, on any interest payment date falling on or after September 23, 2009, subject to the Solvency Condition being met and subject, further, to the Issuer's compliance with the regulatory requirements described under paragraph 12 below.

        Capital Securities to be redeemed will be drawn for redemption at such place and individually, by lot or otherwise in a manner as may be approved by the Subordinated Trustee; provided, that if at the time of redemption such Capital Securities are registered as a global security, the Depositary shall determine, in accordance with its procedures, the principal amount of such Capital Securities held by each beneficial owner of the global security to be exchanged. The Issuer is permitted to satisfy its obligation to pay any Deferred Interest due upon a redemption only in accordance with the Alternative Coupon Satisfaction Mechanism.

9.
Tax Call Event Redemption and Tax Event Conversion.

        The Issuer may redeem the Capital Securities in whole (but not in part), at any time upon the occurrence of a Tax Call Event subject to the Solvency Condition being met. Upon the occurrence of a Tax Event, the Issuer may at its sole discretion, subject in each case to compliance with applicable regulatory requirements, including those described under paragraph 12 below, at any time convert the Capital Securities in whole (but not in part) into another series of capital securities constituting undated cumulative subordinated notes, having the same material terms as the Capital Securities, subject to such other terms as are set forth in the First Supplemental Indenture.

        If, following a Tax Event set out in clause (ii) or (iii) of the definition of Tax Event, the Issuer gives notice to the Financial Services Authority of, and the Financial Services Authority objects to, the Issuer's proposal to convert the Capital Securities into another series of capital securities constituting undated cumulative subordinated notes, then the Tax Event giving rise to such proposal will become a Tax Call Event.

10.
Regulatory Event Redemption.

        The Issuer may redeem the Capital Securities in whole (but not in part), at any time upon the occurrence of a Regulatory Event, subject to the Issuer's compliance with the regulatory requirements described under paragraph 12 below and subject to the Solvency Condition being met.

11.
Postponement of Redemption.

        If, following the giving of a notice of redemption with respect to a Redemption Date on which any payments of Deferred Interest are due to be satisfied, a Market Disruption Event occurs, or the Issuer is otherwise not able to raise sufficient funds through the Alternative Coupon Satisfaction Mechanism to satisfy the payment of all Deferred Interest payable on such Redemption Date, the Issuer will be required to postpone the Redemption Date. In such event, the Capital Securities will continue to accrue and pay interest in accordance with their terms and such postponement will not constitute a Capital Security Default.

        Following the postponement of a Redemption Date, interest will accrue on outstanding Deferred Interest that would otherwise have been satisfied on such initially scheduled Redemption Date from (and including) such initial Redemption Date to (but excluding) the date such Deferred Interest is paid, at a rate of 6.75% per annum; provided that any such interest will be payable only in accordance with the Alternative Coupon Satisfaction Mechanism.

12.
Redemption Procedures

        Any redemption may be made on not less than 30 nor more than 60 days' notice to the Holders, at a redemption price equal to the outstanding principal amount of the Capital Securities together with accrued interest (including any interest not paid on a Compulsory Interest Payment Date) to the Redemption Date and the aggregate amount of any Deferred Interest.

        Except as otherwise indicated to the Issuer by the Financial Services Authority, the Issuer may not redeem the Capital Securities for Preference Shares upon the occurrence of a Regulatory Event or Tax Event or otherwise on or after September 23, 2009 unless the Issuer has given at least six months' notice to the Financial Services Authority and the Financial Services Authority has issued a statement of no objections prior to the applicable Redemption Date, and redemption may only be effected if on, and immediately following, the Redemption Date the Issuer is in compliance with any applicable regulatory capital requirements or capital ratios required to be maintained for insurance companies, parent companies in insurance groups or financial groups generally by the Financial Services Authority.

13.
Additional Amounts.

        Subject to certain exceptions described in Section 10.07 of the Subordinated Indenture, the Issuer will pay to the Holder of any Capital Security such additional amounts as may be necessary in order that every net payment of the principal of (and premium, if any, on) and interest, if any, and Deferred Interest, if any, on any such Capital Security after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of the United Kingdom or any political subdivision or taxing authority thereof or therein having power to tax, will not be less than the amount provided for in any such Capital Security to be then due and payable.

14.
Alternative Coupon Satisfaction Mechanism.

        The Issuer shall satisfy its obligation to pay any Deferred Interest, and any interest on Deferred Interest to the extent the First Supplemental Indenture specifies that such interest shall accrue and be payable, only in accordance with the Alternative Coupon Satisfaction Mechanism as described in Article Four of the First Supplemental Indenture. The Issuer may elect, at its option, to pay Current Interest in accordance with the Alternative Coupon Satisfaction Mechanism.

15.
Dividend and Capital Restrictions

        Following an Optional Interest Payment Date on which the Issuer does not make payment in full of all interest payments to be paid on the Capital Securities on such date, or any Interest Payment Date on which the Issuer does not pay interest because the Solvency Condition is not met, or any Interest Payment Date on which the Issuer does not make a payment because the Issuer is prohibited from doing so under the terms of any Parity Security, the Issuer will not, and the Issuer will not permit any entity that the Issuer controls, directly or indirectly, (a) to declare or pay a dividend or distribution or make any other payment on any Parity Securities or Junior Securities (other than (i) a final dividend declared by the Issuer with respect to the Issuer's Ordinary Shares prior to the date that the decision to defer such interest payment is made or (ii) a payment made by one of the Issuer's wholly-owned subsidiaries to another wholly-owned subsidiary or directly to the Issuer), or (b) to redeem, purchase or otherwise acquire any Parity Securities or Junior Securities, in each case unless or until the interest otherwise due and payable on the next succeeding Interest Payment Date (but excluding Deferred Interest, if any) on the Capital Securities is duly set aside and provided for or is paid in full.

        Following a Redemption Date or Event Date on which the Issuer is unable to issue sufficient Ordinary Shares to make payment in full of all Deferred Interest to be paid on such date, as set forth in Article Four (Alternative Coupon Satisfaction Mechanism) of the First Supplemental Indenture, the Issuer will not, and will not permit any entity that the Issuer controls, directly or indirectly, (a) to declare or pay a dividend or distribution or make any other payment on any Parity Securities or Junior Securities (other than a final dividend declared by the Issuer with respect to the Issuer's Ordinary Shares prior to such Redemption Date or Event Date or a payment made by one of the Issuer's wholly-owned subsidiaries to another wholly-owned subsidiary or directly to the Issuer), or (b) to redeem, purchase or otherwise acquire any Parity Securities or Junior Securities, in each case until such corporate authorizations as are required to issue the necessary Ordinary Shares are obtained and all Deferred Interest to be satisfied has been duly set aside or provided for or paid in full.

        The restrictions set forth above do not apply to payments the Issuer makes to policyholders or other customers, or transfers to or from the Issuer's fund for future appropriations, in each case in the ordinary course of business consistent with past practice.

16.
Amendment and Modification.

        The Subordinated Indenture contains provisions permitting the Issuer and the Subordinated Trustee (i) without the consent of the Holders of any Capital Securities issued under the Subordinated Indenture to execute one or more supplemental indentures for certain enumerated purposes, such as to cure any ambiguity or to secure the Capital Securities, and (ii) with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Capital Securities of each series of Capital Securities affected thereby, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Subordinated Indenture or of modifying in any manner the rights of Holders of Capital Securities under the Subordinated Indenture; provided, that, with respect to certain enumerated provisions, no such supplemental indenture may be entered into without the consent of the Holder of each Outstanding Capital Security affected thereby. The Subordinated Indenture also permits the Holders of at least a majority in aggregate principal amount of the Outstanding Capital Securities of each series to be affected, on behalf of the Holders of all Capital Securities of such series, to waive compliance by the Issuer with certain restrictive provisions of the Subordinated Indenture. Any such consent or waiver by the Holder of this Global Security shall bind every future Holder of this Global Security and of any global security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Global Security or such other global securities.

17.
Institution of Proceedings.

        As provided in and subject to the provisions of the Subordinated Indenture, the Holder of this Global Security shall not have the right to institute any proceeding with respect to the Subordinated Indenture or the First Supplemental Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless (i) an Event of Default, Payment Default, Capital Security Default, Payment Event or other default as specified in the Subordinated Indenture with respect to the Capital Securities shall have occurred and be continuing and such Holder shall have previously given written notice to the Subordinated Trustee of such occurrence and the continuance thereof; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Capital Securities shall have made written request to the Subordinated Trustee for the Capital Securities of such series to institute proceedings in respect of such occurrence in its own name as Subordinated Trustee hereunder; (iii) such Holder or Holders have offered to such Subordinated Trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; and (iv) such Subordinated Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and no direction inconsistent with such written request has been given to such Subordinated Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Capital Securities.

18.
Transfer and Exchange.

        As provided in the Subordinated Indenture and subject to certain limitations therein set forth, the transfer of this Global Security is registrable on the security register maintained by the Security Registrar, upon surrender of this Global Security for registration of transfer at the office or agency of the Issuer in any place where the principal of and any interest on this Global Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in the form attached hereto or in any other form satisfactory to the Issuer and the Registrar duly executed by, the Holder thereof or his attorney in fact duly authorized in writing, and thereupon one or more new Global Securities, of authorized denominations and for the same aggregate principal amount, will be registered in the name of the designated transferee or transferees by the Security Registrar.

19.
No Service Charge.

        No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith.

20.
Treatment as Owner.

        Prior to due presentment of this Global Security for registration of transfer, the Issuer, the Subordinated Trustee and any agent of the Issuer or the Subordinated Trustee may treat the Person in whose name the Global Security is registered as the owner thereof for all purposes, whether or not such Global Security is overdue, and neither the Issuer, the Subordinated Trustee nor any such agent shall be affected by notice to the contrary.

21.
No Liability.

        No personal liability whatsoever shall attach to, or is incurred by, any incorporator, stockholder, officer or director, past, present or future, of the Issuer or of any predecessor or successor corporations thereto, either directly or indirectly through the Issuer or any such predecessor or successor corporations, because of the incurring of the indebtedness authorized under the Subordinated Indenture, the First Supplemental Indenture or the Capital Securities or under or by reason of any of the obligations, covenants or agreements contained in the Subordinated Indenture or the First Supplemental Indenture or in any of the Capital Securities of any series, as the case may be, or to be implied herefrom or therefrom; and that all such personal liability is hereby expressly released and waived as a condition of, and as part of the consideration for, the execution of the Subordinated Indenture, the First Supplemental Indenture and the issuance of the Capital Securities of each series.

22.
Governing Law.

        THE SUBORDINATED INDENTURE, SUPPLEMENTAL INDENTURE AND THIS GLOBAL SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT FOR THE SUBORDINATION PROVISIONS CONTAINED HEREIN, IN THE SUBORDINATED INDENTURE AND IN THE FIRST SUPPLEMENTAL INDENTURE, WHICH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES.

ABBREVIATIONS

        The following abbreviations, when used in the inscription of the face of this Global Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	— as tenants in common
TEN ENT	— as tenants by the entireties (Cust)
JT TEN	— as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT	— Uniform Gifts to Minors Act

        Additional abbreviations may also be used though not in the above list.

FORM OF ASSIGNMENT

        For value received                          hereby sell(s), assign(s) and transfer(s) unto                          [also insert social security or other identifying number of assignee] the within security, and hereby irrevocably constitutes and appoints                          as attorney to transfer the said security on the books of the Issuer, with full power of substitution in the premises.

Dated:

Signature(s)
Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

SCHEDULE OF EXCHANGES OR CONVERSIONS OF CAPITAL SECURITIES

        The following exchanges or repurchases of a part of this Global Security have been made:

Date of Exchange	Principal Amount of this Global Security Following Such Decrease (or Increase)	Authorized Signatory of Custodian	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security

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  Exhibit 4.7
SIGNATURES
ABBREVIATIONS
FORM OF ASSIGNMENT
SCHEDULE OF EXCHANGES OR CONVERSIONS OF CAPITAL SECURITIES